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                                                                    EXHIBIT 23.4

                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors of
  Cumulus Media Inc.

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of Cumulus Media Inc. of our report dated February 11, 2002, with respect to the consolidated balance sheets of DBBC, L.L.C. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and changes in members' equity and cash flows for each of the three years in the period ended December 31, 2001, which report is included in the Cumulus Media Inc. Definitive Proxy Statement (as filed with the SEC on February 28, 2002).



                                /s/ Kraft Bros., Esstman, Patton & Harrell, PLLC


Nashville, Tennessee
August 2, 2002